Exhibit T3B.22.1
AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT
OF CIT HOLDINGS, LLC
     This Amendment (“Amendment”) to the Limited Liability Agreement dated November 11, 2005 of CIT Holdings, LLC (“LLC Agreement”) is made on August 3, 2009, by C.I.T. Leasing Corporation (“Member”), a Delaware corporation, as the sole member of CIT Holdings, LLC, a Delaware limited liability company.
     The Member agrees that the LLC Agreement shall be amended as follows:
     1. The first paragraph of Section 11(e) is hereby stricken and replaced by the following new first paragraph:
     The Vice Presidents and Managing Directors. Categories of Vice Presidents may include, but are not limited to, Executive Vice Presidents, Senior Vice Presidents, and Assistant Vice Presidents. Categories of Managing Directors may include, but are not limited to, Directors and Senior Directors. In addition to those authorities set out below, each Vice President and Managing Director shall have such duties and authorities as may be described by the Board of Directors or by the officer to whom such Vice President or Managing Director reports. The term Vice President(s) as used in these by-laws shall include all ranks of Vice President and Managing Director.
     IN WITNESS WHEREOF, the undersigned has executed this First Amendment on the date first above written.

C.I.T. LEASING CORPORATION

By: Name:	/s/ Robert J. Ingato Robert J. Ingato
Title:	Executive Vice President & Assistant Secretary